Exhibit 99.1

ONE Gas Adds New Member to Board of Directors

July 13, 2026

July 13, 2026	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Adds New Member to Board of Directors

TULSA, Okla. – July 13, 2026 – ONE Gas, Inc. (NYSE: OGS) has appointed Nickolas Stavropoulos to its board of directors, effective July 13, 2026, expanding its board from eight to nine members.

Stavropoulos, 68, is the retired chief operating officer for Pacific Gas & Electric (PG&E) and National Grid, and the former chief financial officer of Colonial Gas Company. He has over 40 years of experience in the energy industry, as well as detailed knowledge of the U.S. natural gas industry.

“Nick brings extensive knowledge and experience to our board,” said Deborah A.P. Hersman, ONE Gas chair of the Board. “His operational and safety expertise and proven leadership capabilities will greatly benefit our board, shareholders and other stakeholders.”

Stavropoulos has well-rounded experience working in safety, utility operations, information technology, regulatory affairs, strategic planning, supply chain, finance, sales, business development and marketing. During his time with PG&E, he led a multi-billion dollar recovery and restoration effort to enhance PG&E’s natural gas system. He has been a strong advocate for improving safety measures for workers and the public.

Stavropoulos holds a Bachelor of Science degree in accounting from Bentley University and a Master of Business Administration from Babson College and has completed executive education certificates from Harvard and MIT. He has served on multiple public company and not-for-profit boards over his career. He currently serves on the board of directors of Ameresco (NYSE: AMRC).

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About ONE Gas, Inc.

ONE Gas Adds New Member to Board of Directors

July 13, 2026

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange and the NYSE Texas under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.